Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the Second Quarter 2022
SYRACUSE, N.Y. – (GLOBE NEWSWIRE) – August 11, 2022 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST), the largest BURGER KING® franchisee in the United States, today reported its financial results for the second quarter ended July 3, 2022.

Highlights for the Second Quarter of 2022 versus the Second Quarter of 2021 include:
•Total restaurant sales increased 4.1% to $441.9 million compared to $424.5 million in the second quarter of 2021;
•Comparable restaurant sales for the Company’s Burger King® restaurants increased 2.8%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 2.0%;
•Adjusted EBITDA(1) totaled $15.1 million compared to $29.3 million in the prior year quarter;
•Adjusted Restaurant-Level EBITDA(1) totaled $34.6 million compared to $47.9 million in the prior year quarter;
•Net Loss of $26.5 million, or $0.52 per diluted share, which included an impairment charge of $18.2 million that was primarily due to the elimination of the value of the goodwill related to the 2019 acquisition of Popeyes restaurants, compared to Net Loss of $9.6 million, or $0.19 per diluted share, in the prior year quarter; and
•Adjusted Net Loss(1) of $8.9 million, or $0.18 per diluted share, compared to Adjusted Net Income of $16,000, or $0.00 per diluted share, in the prior year quarter.
(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.

Management Commentary
Paulo A. Pena, President and Chief Executive Officer of Carrols, commented, “Over the past few months, our leadership team has focused aggressively on a number of initiatives, including: (1) raising the bar on operational excellence, especially as it relates to the guest experience; (2) improving productivity and stemming turnover by motivating and engaging our restaurant team members; and (3) moving quickly to turn around our most challenged locations using proven best practices that are already in place at a majority of our restaurants. I am pleased to say that we are already achieving considerable traction with each of these action items and expect that our progress will be reflected in our financial results in future quarters.”

Pena continued, “During the second quarter, comparable restaurant sales at our Burger King restaurants increased 2.8% against a robust 12.6% comparison from the prior year period. The monthly sales trend demonstrated building momentum, with negative comparable restaurant sales in April as we lapped the end of the stimulus payments benefit, followed by mid-single digit growth in both May and June which has extended into July. On a calendar comparison basis, we exceeded the Burger King U.S. system by approximately 230 basis points during the second quarter, further extending our long track record of outperforming the system.”

Pena added, “Although inflationary challenges continue to meaningfully affect our profitability, commodity costs and team member average hourly wages are stabilizing at these elevated levels while beef costs are beginning to trend downwards. In addition to ongoing menu and promotional optimization, we have an additional price increase slated for September at our Burger King restaurants that we do not believe will negatively impact traffic. We also appreciate the importance of adapting and evolving operations to maximize profitably in this higher cost environment. This is why I am formulating a go-forward operating strategy to be shared in greater detail at a later point. The Carrols team possesses considerable operational expertise and I know that we can successfully address these industry challenges.”

Pena concluded, “We continue to prioritize disciplined capital allocation while maintaining substantial liquidity. Our third quarter adjusted EBITDA contribution, coupled with seasonally favorable working capital movements, should enable us to deploy free cash flow to pay down a significant portion of the $27 million outstanding balance of our revolving credit facility by quarter-end. Beyond that, as the year progresses, we intend to further reduce indebtedness through further repayment of our revolving credit facility and making required mandatory amortization payments under our senior credit facility. Our net capex spending on critical maintenance needs, holdover remodeling projects, and new construction that primarily began last year is now projected to be approximately $40 million in 2022, compared to $50 million previously.”

Second Quarter 2022 Financial Results

Total restaurant sales increased 4.1% to $441.9 million in the second quarter of 2022 compared to $424.5 million in the second quarter of 2021. Comparable restaurant sales for the Company’s Burger King restaurants increased 2.8%. Average check at our Burger King restaurants grew 9.8%, inclusive of 9.5% of menu price increases and lower promotional activity, which was partially offset by a traffic decline of 6.4%.

Restaurant sales for the Company’s Popeyes restaurants, which represented 5.0% of total restaurant sales in the second quarter of 2022, increased on a comparable restaurant sales basis by 2.0% compared to a 5.3% decrease in the second quarter of 2021. On a calendar comparison basis, the Company outperformed the Popeyes U.S. system in comparable restaurant sales in the second quarter of 2022 by approximately 170 basis points.

Adjusted Restaurant-Level EBITDA(1) was $34.6 million in the second quarter of 2022 compared to $47.9 million in the prior year period. Adjusted Restaurant-Level EBITDA margin declined to 7.8% of restaurant sales from 11.3% in the second quarter of 2021, reflecting substantially higher food, beverage and packaging costs, higher wage and related expenses, and higher other restaurant operating expenses. While the hourly cost and availability of labor remain challenges for us and the restaurant industry, we are seeing improved application flow compared to levels experienced in the first quarter of 2022 and the back half of last year and sequential moderation in hourly wage rate increases. Elevated commodity supply chain cost pressures also continue to adversely impact margins, although we are beginning to see stabilization and, with certain commodities, reductions in cost, so far this quarter.

General and administrative expenses increased slightly to $20.8 million in the second quarter of 2022 from $20.7 million in the prior year period but declined 20 basis points to 4.7% of restaurant sales.

Adjusted EBITDA(1) was $15.1 million in the second quarter of 2022 compared to $29.3 million in the second quarter of 2021. Adjusted EBITDA margin decreased to 3.4% of restaurant sales from 6.9% in the prior year quarter.

Loss from operations was $25.0 million in the second quarter of 2022 compared to income from operations of $5.9 million in the prior year quarter.

Interest expense increased to $7.6 million in the second quarter of 2022 from $6.9 million in the second quarter of 2021.

Net Loss was $26.5 million in the second quarter of 2022, or $0.52 per diluted share, compared to Net Loss of $9.6 million, or $0.19 per diluted share, in the prior year quarter. Net Loss in the second quarter of 2022 included, among other items, $18.2 million of impairment and other lease charges, $0.4 million of executive transition, litigation and other professional expenses, $0.4 million of other expense, net and a $3.3 million increase in the valuation allowance for deferred taxes. The impairment charge includes a write-down of $16.7 million, before tax, related to the elimination of goodwill assigned to the Popeyes restaurants at the time of their acquisition as part of our

Cambridge transaction in May of 2019. The write-down was due to an evaluation of the Company’s performance at each of its reporting units, business forecasts, capital expenditures and other market conditions. Net Loss in the second quarter of 2021 included, among other items, $8.5 million of loss on extinguishment of debt, $0.7 million of other expense, net and impairment and other lease charges of $0.1 million.

Adjusted Net Loss(1) was $8.9 million, or $0.18 per diluted share in the second quarter of 2022, compared to Adjusted Net Income of $16,000, or $0.00 per diluted share, in the prior year quarter.

Free Cash Flow, a non-GAAP financial measure, for the second quarter of 2022 was a use of $5.7 million compared to a source of $4.2 million in the prior year period. The outflow in this year’s second quarter was due to reduced earnings relative to the same period last year and the second six-month interest payment on the senior notes we issued in June 2021 of $8.8 million. We expect that the absence of the bond interest payment and certain seasonally strong working capital attributes in the third quarter of 2022 will be beneficial to free cash flow generation in the back half of the year. Refer to the definition and reconciliation of Free Cash Flow in the tables at the end of this release.

Balance Sheet Update

We ended the second quarter of 2022 with cash and cash equivalents of $8.1 million and long-term debt (including current portion) and finance lease liabilities of $510.6 million. There was $27.0 million in revolving credit borrowings outstanding and $9.6 million of letters of credit issued under our $215.0 million revolving credit facility, leaving $178.4 million of borrowing availability as of July 3, 2022. Including the cash balance, we had $186.5 million of cash and unused revolver balance at the end of the second quarter of 2022.

We currently have no covenants or other restrictions that prohibit us from accessing the available quarter-end balance of $178.4 million under our $215.0 million revolving credit facility. Under our credit facility, we are only subject to a senior secured leverage ratio covenant if our aggregate total revolver borrowings exceed $75.3 million (including the amount by which outstanding letters of credit exceed $12.0 million). With $27.0 million of revolving credit borrowings outstanding (plus only $9.6 million of outstanding letters of credit) at the end of the second quarter of 2022, we were not governed by a senior secured leverage ratio covenant at that time. Furthermore, we do not expect revolver borrowings to increase to levels that would require measurement of this covenant for the foreseeable future. Our senior secured leverage ratio was 3.51 times at the end of the second quarter of 2022 subject to a limit of 5.75 times in our credit agreement, when applicable.

Conference Call Today

Paulo A. Pena, President and Chief Executive Officer, and Anthony E. Hull, Chief Financial Officer, will host a conference call to discuss second quarter 2022 financial results at 8:30 a.m. (ET) today.

The conference call can be accessed live over the telephone by dialing 201-493-6779. A replay will be available three hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13730361. The replay will be available until Thursday, August 18, 2022. Investors and interested parties may listen to a webcast of this conference call by visiting the Investor Relations page of the Company’s website located at www.carrols.com. The press release and related presentation slides will be accessible via the same website page prior to the scheduled call.

About the Company

Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,024 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including, without limitation, the impact of COVID-19 on Carrols’ business, as included in Carrols’ filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Restaurant sales	$441,945	$424,541	$841,421	$814,534
Costs and expenses:
Food, beverage and packaging costs	140,175	126,424	263,232	240,214
Restaurant wages and related expenses	149,315	137,592	290,935	267,238
Restaurant rent expense	31,230	30,591	62,243	60,905
Other restaurant operating expenses	69,032	65,128	134,439	126,547
Advertising expense	17,641	16,939	33,605	32,308
General and administrative expenses (b)(c)	20,827	20,698	42,844	42,067
Depreciation and amortization	20,071	20,421	39,613	41,030
Impairment and other lease charges	18,176	144	18,672	497
Other expense, net (d)	439	715	641	942
Total costs and expenses	466,906	418,652	886,224	811,748
Income (loss) from operations	(24,961)	5,889	(44,803)	2,786
Interest expense	7,636	6,942	15,072	13,668
Loss on extinguishment of debt	—	8,538	—	8,538
Loss before income taxes	(32,597)	(9,591)	(59,875)	(19,420)
Benefit from income taxes	(6,121)	(32)	(12,130)	(2,693)
Net loss	$(26,476)	$(9,559)	$(47,745)	$(16,727)

Basic and diluted net loss per share (e)(f)	$(0.52)	$(0.19)	$(0.94)	$(0.34)
Basic and diluted weighted average common shares outstanding	50,795	49,917	50,634	49,871

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended July 3, 2022 and July 4, 2021 each included thirteen and twenty-six weeks, respectively.
(b)General and administrative expenses include acquisition costs of $0.3 million for both the three and six months ended July 4, 2021.
(c)General and administrative expenses includes stock-based compensation expense of $0.9 million and $1.6 million for the three months ended July 3, 2022 and July 4, 2021, respectively and $2.9 million and $3.1 million for the six months ended July 3, 2022 and July 4, 2021, respectively.
(d)Other expense, net, for the three and six months ended July 3, 2022 included a loss on disposal of assets of $0.5 million and $0.8 million, respectively. Other expense, net, for the three and six months ended July 4, 2021 included a loss on disposal of assets of $0.7 million and $0.9 million, respectively.
(e)Basic net loss per share was computed without attributing any loss to preferred stock and non-vested restricted shares as losses are not allocated to participating securities under the two-class method.
(f)Diluted net loss per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Revenue:
Burger King restaurant sales	$419,758	$402,659	$797,587	$771,147
Popeyes restaurant sales	22,187	21,882	43,834	43,387
Total revenue	$441,945	$424,541	$841,421	$814,534
Change in Comparable Burger King Restaurant Sales (a)	2.8%	12.6%	2.2%	13.6%
Change in Comparable Popeyes Restaurant Sales (a)	2.0%	(5.3)%	2.1%	(2.5)%

Average Weekly Sales per Burger King Restaurant (b)	$31,506	$30,701	$29,949	$29,398
Average Weekly Sales per Popeyes Restaurant (b)	$26,257	$25,896	$25,937	$25,673

Adjusted Restaurant-Level EBITDA (c)	$34,596	$47,867	$57,056	$87,351
Adjusted Restaurant-Level EBITDA margin (c)	7.8%	11.3%	6.8%	10.7%

Adjusted EBITDA (c)	$15,108	$29,307	$19,410	$49,173
Adjusted EBITDA margin (c)	3.4%	6.9%	2.3%	6.0%

Adjusted Net Income (Loss) (c)	$(8,901)	$16	$(25,967)	$(6,484)
Adjusted Diluted Net Income (Loss) per share (c)	$(0.18)	$—	$(0.51)	$(0.13)

Number of Burger King restaurants:
Restaurants at beginning of period	1,026	1,010	1,026	1,009
New restaurants (including offsets)	1	—	3	2
Acquired Burger King units	—	19	—	19
Restaurants closed (including offsets)	(4)	(2)	(6)	(3)
Restaurants at end of period	1,023	1,027	1,023	1,027
Average Number of operating Burger King restaurants	1,024.9	1,008.9	1,024.3	1,009.0

Number of Popeyes restaurants:
Restaurants at beginning and end of period	65	65	65	65
Average Number of operating Popeyes restaurants	65.0	65.0	65.0	65.0
(a)Restaurants are generally included in comparable restaurant sales 12 months after their acquisition. Sales from newly developed restaurants are included in comparable restaurant sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on a comparison to the comparable thirteen or twenty-six week period 52-weeks prior.
(b)Average weekly sales per restaurant are derived by dividing restaurant sales for the thirteen or twenty-six week period by the average number of restaurants operating during such period.
(c)EBITDA, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss) and Adjusted Diluted Net Loss per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net loss to EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss) and to the Company's reconciliation of loss from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted Diluted Net Loss per share is calculated based on Adjusted Net Income (Loss) and reflects the dilutive impact of shares, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net loss	$(26,476)	$(9,559)	$(47,745)	$(16,727)
Benefit from income taxes	(6,121)	(32)	(12,130)	(2,693)
Interest expense	7,636	6,942	15,072	13,668
Depreciation and amortization	20,071	20,421	39,613	41,030
EBITDA	(4,890)	17,772	(5,190)	35,278
Impairment and other lease charges	18,176	144	18,672	497
Acquisition costs (c)	—	292	—	292
Stock-based compensation expense	936	1,614	2,877	3,083
Pre-opening costs (d)	44	—	89	29
Executive transition, litigation and other professional expenses (e)	403	232	2,321	514
Loss on extinguishment of debt	—	8,538	—	8,538
Other expense, net (f)(g)	439	715	641	942
Adjusted EBITDA	$15,108	$29,307	$19,410	$49,173

Reconciliation of Adjusted Restaurant-Level EBITDA: (b)
Income (loss) from operations	$(24,961)	$5,889	$(44,803)	$2,786
Add:
General and administrative expenses	20,827	20,698	42,844	42,067
Pre-opening costs (d)	44	—	89	29
Depreciation and amortization	20,071	20,421	39,613	41,030
Impairment and other lease charges	18,176	144	18,672	497
Other expense, net (f)(g)	439	715	641	942
Adjusted Restaurant-Level EBITDA	$34,596	$47,867	$57,056	$87,351

Reconciliation of Adjusted Net Income (Loss): (b)
Net loss	$(26,476)	$(9,559)	$(47,745)	$(16,727)
Add:
Impairment and other lease charges	18,176	144	18,672	497
Acquisition costs (c)	—	292	—	292
Pre-opening costs (d)	44	—	89	29
Executive transition, litigation and other professional expenses (e)	403	232	2,321	514
Other expense, net (f)(g)	439	715	641	942
Income tax effect on above adjustments (h)	(4,766)	(346)	(5,431)	(569)
Loss on extinguishment of debt	—	8,538	—	8,538
Valuation allowance for deferred taxes (i)	3,279	—	5,486	—
Adjusted Net Income (Loss)	$(8,901)	$16	$(25,967)	$(6,484)
Adjusted diluted net income (loss) per share (j)	$(0.18)	$—	$(0.51)	$(0.13)
Adjusted diluted weighted average common shares outstanding	50,795	59,431	50,634	49,871
(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three and six months ended July 3, 2022 and July 4, 2021 both included thirteen and twenty-six weeks, respectively.
(b)Within this press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) which are non-GAAP financial measures. EBITDA represents net loss before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense, restaurant pre-opening costs, non-recurring executive transition, litigation and other professional expenses, loss on extinguishment of debt, and other expense, net. Adjusted Restaurant-Level EBITDA represents loss from operations as adjusted to exclude general and administrative expenses, acquisition costs, pre-opening costs, depreciation and amortization, impairment and other lease charges and other expense, net. Adjusted Net Income (Loss) represents net loss as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs, restaurant pre-opening costs, non-recurring executive transition, litigation and other professional expenses, loss on extinguishment of debt, other expense, net and the valuation allowance for deferred taxes.
Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are presented because the Company believes that they provide a more meaningful comparison than EBITDA and net loss of its core business operating results, as well as with those of other similar companies. Additionally, Adjusted Restaurant-Level EBITDA is presented because it excludes restaurant pre-opening costs, other expense, and the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss), when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are not measures of financial performance or liquidity under U.S. GAAP and, accordingly, should not be considered as alternatives to net loss from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss and EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) and between loss from operations and Adjusted Restaurant-Level EBITDA.
(c)Acquisition costs for the three and six months ended July 4, 2021 primarily include integration, travel, legal and professional fees incurred in connection with restaurant acquisitions during the second quarter of 2021, which were included in general and administrative expenses.
(d)Pre-opening costs for the three and six months ended July 3, 2022 and July 4, 2021 include training, labor and occupancy costs incurred during the construction of new restaurants.
(e)Executive transition, litigation and other professional expenses for the three and six months ended July 3, 2022 and July 4, 2021 include executive recruiting and severance costs, costs pertaining to an ongoing lawsuit with one of the Company's former vendors and other non-recurring professional service expenses.
(f)Other expense, net, for the three and six months ended July 3, 2022 included a loss on disposal of assets of $0.5 million and $0.8 million, respectively. The six months ended July 3, 2022 also included additional gains on previous sale-leaseback transactions of $0.1 million.
(g)Other expense, net, for the three and six months ended July 4, 2021 included a loss on disposal of assets of $0.7 million and $0.9 million, respectively.
(h)The income tax effect related to the adjustments to Adjusted Net Income (Loss) was calculated using an incremental income tax rate of 25% for the three and six months ended July 3, 2022 and July 4, 2021. The loss on extinguishment of debt is not adjusted for tax as its benefit was offset by a valuation allowance charge in the three and six months ended July 4, 2021.
(i)Reflects the removal of the income tax provision recorded for the establishment of a valuation allowance on all our net deferred income tax assets during the three and six months ended July 3, 2022.
(j)Adjusted diluted net income (loss) per share is calculated based on Adjusted Net Income (Loss) and the dilutive weighted average common shares outstanding for the respective periods, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Reconciliation of Free Cash Flow: (b)
Net cash provided by (used for) operating activities	$3,536	$19,579	$(23,033)	26,615
Net cash used for investing activities	$(9,283)	(46,167)	(21,837)	(56,794)
Add: Net cash paid for (proceeds received from) acquisitions, net of related sale-leasebacks	—	30,819	—	30,819
Total Free Cash Flow	$(5,747)	$4,231	$(44,870)	$640

	At 7/3/2022	At 1/2/2022	At 7/4/2021
Long-term debt and finance lease liabilities (c)	$510,608	$478,181	$521,451
Cash and cash equivalents	8,068	29,151	56,187
Net Debt (d)	502,540	449,030	465,264
Senior Secured Net Debt (e)	202,540	149,030	165,264
Total Net Debt Leverage Ratio (f)	8.71x	5.02x	3.82x
Senior Secured Net Debt Leverage Ratio (g)	3.51x	1.67x	1.36x

(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three and six months ended July 3, 2022 and July 4, 2021 both included thirteen and twenty-six weeks, respectively.
(b)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back net cash paid for acquisitions excluding proceeds from acquisition-related sale-leaseback transactions. Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under U.S GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statements of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended July 3, 2022 and July 4, 2021 is derived from the Company's consolidated statements of cash flows for the respective three month periods to be presented in the Company’s Interim Condensed Consolidated Financial Statements in its Form 10-Q for the period ended July 3, 2022 and the Company's consolidated statements of cash flows for the previously reported three month periods ended April 3, 2022 and April 4, 2021 contained in the Company’s Form 10-Q for the period ended April 3, 2022.
(c)Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at July 3, 2022 included $169,750 of outstanding Term B loans and $27,000 of outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $13,858 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 2, 2022 included $171,875 of outstanding Term B loans, $300,000 of 5.875% Senior Notes due 2029 and $6,306 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at July 4, 2021 included $174,000 of Term B loans and $46,000 of outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $1,451 of finance lease liabilities.
(d)Net Debt represents total long-term debt and finance lease liabilities less cash and cash equivalents.
(e)Senior Secured Net Debt represents total net debt less the $300 million of unsecured 5.875% Senior Notes, due 2029.
(f)Total Net Debt Leverage Ratio represents the Company's Total Net Debt Leverage Ratio as calculated in accordance with its senior credit facilities for each period presented.
(g)Senior Secured Net Debt Leverage Ratio represents the Company's Net Debt Leverage Ratio as calculated in accordance with its senior credit facilities for each period presented.